Exhibit 16.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Exhibit 16.1

September 13, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: SavDen Group Corp.

Dear Sirs/Madams:

The undersigned Michael Gillespie & Associates, PLLC previously acted as independent accountants to review the February 29, 2016 financial statements of SavDen Group Corp. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated September 13, 2016 of SavDen Group Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC